Exhibit 99.1

FOR IMMEDIATE RELEASE

FTI Consulting Appoints James W. Crownover to Board of Directors

BALTIMORE, MD, October 25, 2006 - FTI Consulting, Inc. (NYSE: FCN), the leading global consulting firm to organizations confronting the critical legal, financial and reputational issues that shape their futures, today announced that its Board of Directors appointed James W. Crownover, an independent director, to fill the vacancy on Class II of the Board. His term will expire at FTI’s next annual meeting in Spring, 2007.

Mr. Crownover, now age 63, had a 30-year career with McKinsey & Company, Inc. when he retired in 1998. He headed McKinsey’s Southwest practice for many years, and also co-headed the firm’s worldwide energy practice. In addition, he served as a member of McKinsey’s Board of Directors. He also serves as a director of Allied Waste Industries, Inc., Chemtura Corporation and Weingarten Realty Investors. Mr. Crownover also is Chairman of Rice University’s Board of Trustees.

Commenting on Mr. Crownover’s appointment, Jack Dunn, FTI’s president and chief executive officer, said: “Jim brings to FTI and its stockholders unquestioned integrity, a wealth of experience and a tremendous amount of energy and enthusiasm for our mission. We will benefit enormously from his addition to our Board.”

About FTI Consulting

FTI is a leading global firm that organizations rely on for advice and solutions in the areas of forensic analysis, investigation, economic analysis, restructuring, due diligence, strategic communication, financial communication and technology when confronting the critical legal, financial and reputational issues that shape their futures.

FTI delivers solutions every day through its network of nearly 2,000 professionals in offices in every major business center in the world.

Safe Harbor Statement

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

Contacts:

Investors:	Jack Dunn, President & CEO of FTI Consulting, Inc., 410.224.1483
Gordon McCoun, Financial Dynamics, 212.850.5681

Media:	Evan Goetz, Financial Dynamics, 212.850.5639